Exhibit 99.2

FOR	IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Results for First Quarter FY 2006

Merix will conduct a conference call and live webcast on Friday, September 30, 2005 at 5:30 a.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 8:30 a.m. PT on September 30, 2005. A phone replay will be available until approximately midnight on October 7, 2005 by calling (719) 457-0820, access code 7191246.

FOREST GROVE, OR, September 29, 2005 – Merix Corporation (NASDAQ:MERX) today announced financial results for the first quarter of fiscal 2006 ended August 27, 2005. Sales for the first quarter increased 23% to $51.8 million compared to $42.1 million for the first quarter of fiscal 2005. On a GAAP basis, the net loss in the first quarter of fiscal 2006 was $545 thousand or $0.03 per share compared to a net loss of $2.0 million or $0.10 per share in the first quarter of fiscal 2005.

Merix’ non-GAAP results improved to income of $872 thousand in the first quarter of fiscal 2006 compared to a loss of $1.2 million in the first quarter of fiscal 2005. Non-GAAP income per share for the quarter was $0.05 per share compared to a non-GAAP loss of $0.06 per share in the same quarter last year. Merix defines its non-GAAP results as GAAP net income (loss) before a valuation allowance against deferred taxes, amortization of intangibles, restructuring and related activities, and legal fees for defense of securities litigation. Management believes the excluded items are not representative of underlying trends in the Company’s operating performance and that excluding them provides investors with additional information to assess the Company’s results over multiple periods and compare the Company’s results with the results of its competitors. See Related Financial Highlights in this earnings release for a reconciliation of GAAP to non-GAAP results.

Gross margin improved to 14.7% in the first quarter of fiscal 2006 from 10.4% in the first quarter of 2005 and from 12.2% in the fourth quarter of fiscal 2005. The improvement in gross margin compared to the first quarter of 2005 was primarily attributable to a higher margin sales mix from our San Jose operations, which were acquired in December 2004, cost reduction activities in the first quarter of fiscal 2006, and higher capacity utilization which resulted in a lower cost per unit produced. The margin improvement resulting from these factors was partially offset by lower average pricing due to mix changes and competitive pressures. The improvement in gross margin in the first quarter of 2006 compared to the fourth quarter of fiscal 2005 was primarily the result of lower costs due to cost reduction actions, productivity improvements in manufacturing, and increased cost absorption in inventory resulting from higher levels of ending work-in-process inventory. Partially offsetting these improvements in gross margin was lower average pricing compared to the fourth quarter of fiscal 2005.

Total operating expense for the first quarter of fiscal 2006 was $8.3 million compared to $6.3 million for the first quarter of fiscal 2005. Operating expenses in the first quarter of fiscal 2006 included $1.1 million for restructuring and related activities and also included operating expense related to the San Jose operation. The charge for restructuring and related activities consisted of severance for the layoff of approximately 130 people, including direct, indirect and management positions, and a charge for asset impairment. Operating expense in the first quarter of fiscal 2005 included a charge of $768 thousand in SG&A expense related to the abandonment of a business opportunity in Asia.

Merix generated cash from operations of $2.4 million and free cash flow of $910 thousand in the first quarter of fiscal 2006. Cash and short-term investments were $78.6 million at the end of the quarter.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “Our first quarter results were better than expected. Our cost reduction actions generated positive results more quickly and to a greater degree than we originally estimated. I am proud of the team for delivering operational improvements this quarter that both exceeded our targets and benefited our bottom line. Production levels and shipment volumes increased this quarter compared to last quarter, although sales were adversely affected by lower average pricing. Our quick-turn and premium service orders in the first quarter of fiscal 2006 comprised 34% of sales compared to 37% of sales in the fourth quarter of fiscal 2005 and 27% in the first quarter last year.”

Business Outlook

Merix earlier today announced the completion of its acquisition of the operations of Eastern Pacific Circuits Limited (EPC). The purchase price allocation will be determined by independent appraisal of the assets and liabilities of the business. The appraisal is expected to be finalized in the second quarter and will result in the write-up of inventories, equipment and real estate, and in the recording of intangible assets, some of which will be amortized to expense.

The operations of EPC will be included in Merix’ consolidated results beginning September 29, 2005. As permitted by regulations of the Securities and Exchange Commission, Merix will consolidate EPC’s results on a one month lag with those of Merix’ U.S. operations. Accordingly, Merix’ second fiscal quarter ending November 26, 2005 will include the operations of EPC for the period September 29 through October 22. Merix currently expects that sales for EPC for that 24-day period will be approximately $8.0 million. Earnings before interest, taxes, depreciation, and amortization (EBITDA) is expected to be approximately $100 thousand, excluding the impact of a purchase price adjustment to inventory which will not be determined until the purchase price allocation is finalized. EPC results for this 24-day period will be adversely affected by a four day Chinese holiday which is expected to lower production volumes resulting in a higher cost per unit.

Merix currently expects sales for its U.S. operations in the second quarter of fiscal 2006 to range between $52.0 and $54.0 million. EBITDA is expected to range between $3.8 million and $4.5 million. This guidance reflects a full quarter of restructuring savings, offset by the adverse effect of lower average pricing (due primarily to mix) and incremental costs related to integration and support of global operations.

Combining the above guidance for both the U.S. and Asia operations, Merix currently expects consolidated results for the second quarter of fiscal 2006 to include: sales of between $60 and $62 million; EBITDA of between $3.9 million and $4.6 million; and depreciation expense of approximately $4.2 million (excluding the impact of purchase price allocations). In addition, the new bank financing obtained on September 29 related to the EPC acquisition will result in net interest expense of approximately $1.1 million in the second quarter. Excluding the impact of future purchase price allocations described above, the consolidated non-GAAP loss for the second quarter of fiscal 2006 is expected to range between $0.05 and $0.02 per share.

“We are very excited about our future opportunities to leverage our velocity, technology and global manufacturing footprint with our customers. With the EPC acquisition, we have a global sales and customer service organization to accelerate the growth of our quick-turn business, with the opportunity to transition advanced technology volume production to our Oregon facilities and medium technology to our low cost manufacturing facilities in Asia. Our strategy for gaining market share continues to be to support our customers in their system design and development activities with our engineering and quick-turn service offering and then facilitate their production ramp as their products go to market,” concluded Hollinger.

CFO Retirement

Merix also today announced that Janie S. Brown will retire as Chief Financial Officer in November 2005. Ms. Brown, who joined Merix in 1995, has served as Chief Financial Officer since August 1998. Prior to joining Merix, Ms. Brown held various positions, including audit partner, with Deloitte & Touche LLP. After her retirement, Ms. Brown will be available to Merix to help ensure a smooth transition of the Merix financial organization. The search for Ms. Brown’s successor is currently underway.

“Janie has made many great contributions to Merix over the last 10 years and we are all very sorry to see her leave.” said Mark Hollinger. “During the last year she has been very instrumental in the successful completion of the Merix San Jose and EPC acquisitions and we very much appreciate all her efforts and dedication. While we are all going to miss her counsel, enthusiasm and financial leadership, she has been considering retirement for sometime. We wish Janie and her husband the very best in their new life.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the second quarter of fiscal 2006 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the ability to realize the anticipated benefits or synergies of the EPC acquisition in a timely manner or at all; fluctuations in demand for products and services of the combined company, including quick-turn and premium services; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of EPC with Merix; the ability to avoid unanticipated costs; pricing and other competitive pressures in the industry from domestic and global competitors; foreign currency risk; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 28, 2005. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	August 27, 2005	August 28, 2004
Net sales	$51,787	$42,130
Cost of sales	44,172	37,737

Gross profit	7,615	4,393
Engineering	1,492	1,801
Selling, general and administrative	4,875	4,527
Amortization of identifiable intangibles	751	—
Restructuring and related activities	1,135	—

Total operating expense	8,253	6,328
Operating loss	(638)	(1,935)
Interest and other income (expense), net	97	(38)

Loss before taxes	(541)	(1,973)
Income tax expense	4	1

Net loss	$(545)	$(1,974)

Net loss per diluted share	$(0.03)	$(0.10)

Shares used in per share calculations	19,376	19,113

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	August 27, 2005	May 28, 2005
Assets
Cash and short-term investments	$78,589	$77,685
Accounts receivable, net	35,529	37,338
Inventories	13,627	11,227
Other current assets	2,871	2,451

Total current assets	130,616	128,701
Property, plant and equipment, net	84,576	88,132
Goodwill	25,551	25,551
Identifiable intangibles, net	9,003	9,754
Other assets	2,402	1,803

Total assets	$252,148	$253,941

Liabilities and Shareholders’ Equity
Accounts payable	$17,311	$16,957
Other accrued liabilities	4,561	4,773
Accrued compensation	2,973	4,721
Accrued warranty	1,543	1,519
Current portion of long-term debt	1,000	1,000

Total current liabilities	27,388	28,970
Long-term debt	26,000	26,000
Other long-term liability	976	960

Total liabilities	54,364	55,930
Shareholders’ equity	197,784	198,011

Total liabilities and shareholders’ equity	$252,148	$253,941

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q1 05		Q4 05		Q1 06
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$42,130	100.0%	$51,612	100.0%	$51,787
Cost of Sales	89.6%	37,737	87.8%	45,320	85.3%	44,172
Gross Margin	10.4%	4,393	12.2%	6,292	14.7%	7,615
Engineering Expense	4.3%	1,801	3.5%	1,781	2.9%	1,492
Selling, General & Administrative Expense	10.7%	4,527	10.7%	5,537	9.4%	4,875
Restructuring and Related Activities	0.0%	—	0.0%	—	2.2%	1,135
Amortization of Identifiable Intangibles	0.0%	—	1.4%	739	1.5%	751
Total Operating Expense	15.0%	6,328	15.6%	8,057	15.9%	8,253
Operating Loss	-4.6%	(1,935)	-3.4%	(1,765)	-1.2%	(638)
Interest and Other Income (Expense), net	-0.1%	(38)	0.1%	62	0.2%	97
Pretax Loss	-4.7%	(1,973)	-3.3%	(1,703)	-1.0%	(541)
Net Loss	-4.7%	(1,974)	-3.3%	(1,710)	-1.1%	(545)
Effective Tax Rate		0.0%		0.0%		0.0%
Shares for Diluted EPS		19,113		19,318		19,376
Diluted Income Per Share		$(0.10)		($0.09)		($0.03)

SALES BY END MARKETS (% of Sales)
Communications	82%	$34,522	71%	$36,874	73%	$37,856
High-End Computing & Storage	6%	2,569	7%	3,518	6%	3,290
Test & Measurement	7%	2,750	4%	2,280	5%	2,505
Aviation & Aerospace	1%	577	3%	1,530	4%	1,872
EMSI & Other	4%	1,712	14%	7,410	12%	6,264

OTHER FINANCIAL DATA
Cash provided by Operations		$(1,110)		$4,755		$2,389
Debt to Total Capital		0.11		0.12		0.12
EBITDA		$1,293		$2,666		$3,732
Capital Expenditures		$6,619		$1,793		$1,479
Depreciation and Amortization (% of sales)	7.8%	$3,293	8.7%	$4,505	8.3%	$4,469

NON-GAAP EARNINGS RECONCILIATIONS
	EPS	Net Loss	EPS	Net Loss	EPS	Net Income (Loss)
GAAP Net Loss	$(0.10)	$(1,974)	$(0.09)	$(1,710)	$(0.03)	$(545)
Adjustments:
-Amortization of identifiable intangibles	—	—	0.04	739	0.04	751
-Legal fees for defense of securities litigation	0.01	175	0.03	550	—	—
-Restructuring and related activities	—	—	0.01	230	0.06	1,135
-Adjustment to valuation allowance on deferred tax asset	0.03	630	0.00	67	(0.02)	(469)

Non-GAAP Net Income (Loss)	$(0.06)	$(1,169)	$(0.01)	$(124)	$0.05	$872

GAAP Net Income		$(1,974)		$(1,710)		$(545)
Add back items:
Interest Expense		409		431		437
Interest Income		(436)		(567)		(633)
Income Taxes		1		7		4
Amortization		74		841		840
Depreciation		3,219		3,664		3,629

EBITDA		$1,293		$2,666		$3,732